UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

GEORGIA-CAROLINA BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING
PROPOSAL NO. 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
APPENDIX A — AUDIT COMMITTEE CHARTER
APPENDIX B — COMPENSATION COMMITTEE CHARTER

GEORGIA-CAROLINA BANCSHARES, INC.
3527 Wheeler Road
Augusta, Georgia 30909
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 21, 2007
          The Annual Meeting of Shareholders of Georgia-Carolina Bancshares, Inc. (the “Company”) will be held at 4:00 p.m. on Monday, May 21, 2007, at 3527 Wheeler Road, Augusta, Georgia 30909 for the following purposes:
(1)	To elect six Class I directors to hold office until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified; and

(2)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
          Only shareholders of record at the close of business on April 2, 2007 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
          A proxy statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Patrick G. Blanchard Patrick G. Blanchard
President and Chief Executive Officer
Augusta, Georgia
April 27, 2007
Your vote is important. Whether or not you plan to attend the Annual Meeting in person, you are urged to complete, sign, date and promptly mail the enclosed proxy in the accompanying postage paid envelope. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

GEORGIA-CAROLINA BANCSHARES, INC.
3527 Wheeler Road
Augusta, Georgia 30909
ANNUAL MEETING OF SHAREHOLDERS
May 21, 2007

PROXY STATEMENT

          This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Georgia-Carolina Bancshares, Inc. (the “Company”) for use in voting at the Annual Meeting of Shareholders to be held at 4:00 p.m. on Monday, May 21, 2007, at 3527 Wheeler Road, Augusta, Georgia 30909, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of Shareholders. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about April 27, 2007. The address of the principal executive offices of the Company is 3527 Wheeler Road, Augusta, Georgia 30909.
VOTING
Voting and the Revocability of Proxies
          When proxy cards are properly executed, dated and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the shareholders. If no specific instructions are given the shares will be voted FOR the election of the nominees for directors set forth herein. In addition, if other matters come before the Annual Meeting, the persons named in the proxy card will vote in accordance with their best judgment with respect to such matters. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the Annual Meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date.
Quorum; Required Vote; Abstentions and Broker Non-Votes
          The presence at the Annual Meeting of the holders of a majority of the outstanding shares of the Company’s common stock as of the record date is necessary to constitute a quorum. Shareholders will be counted as present at the Annual Meeting if they are present in person at the Annual Meeting or if they have properly submitted a proxy card. The affirmative vote of a plurality of all votes cast at the Annual Meeting by the holders of the common stock is required for the election of directors. The affirmative vote of a majority of all votes cast at the Annual Meeting by the holders of the Company’s common stock is required to approve any other business that may properly come before the Annual Meeting. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

Record Date and Share Ownership
          The record of shareholders entitled to vote at the Annual Meeting was taken on April 2, 2007. On that date, the Company had outstanding and entitled to vote 3,388,116 shares of common stock, with each share entitled to one vote.
Expenses of Solicitation
          The expense of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone.
PROPOSAL NO. 1: ELECTION OF DIRECTORS
          The Board of Directors of the Company, pursuant to the Company’s Bylaws, has set the number of directors to serve for the next year at seventeen, six of whom are to be elected at the Annual Meeting. The number of directors has been reduced from eighteen to seventeen because one of our directors is retiring from the Board of Directors because he has reached the Company’s mandatory retirement age for directors. The Company’s Articles of Incorporation provide for a classified board of directors, whereby approximately one-third of the members of the Company’s Board of Directors are elected each year at the Company’s annual meeting of shareholders, to serve a three-year term. The term of the Class I directors will expire at the Annual Meeting, and each of the Class I directors has been nominated for reelection. Each Class I director elected will serve for a term of three years and until his successor is elected and qualified.
          In the event that any nominee withdraws or for any reason is not able to serve as a director, your proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will your proxy be voted for more than six nominees. The Board of Directors recommends the election of the six nominees listed below. Management of the Company has no reason to believe that any nominee will not serve if elected.
          The following persons have been nominated for re-election to the Board of Directors as Class I directors:
          Phillip G. Farr, age 58, has been a director of the Company since the Company commenced operations in February 1997. Mr. Farr served as Chairman of the Board of Directors of the Bank from 1991 to 1995. Mr. Farr founded a local certified public accounting firm in 1975 in Thomson, Georgia and has been the managing principal since that time.
          Samuel A. Fowler, Jr., age 60, has been a director of the Company since the Company commenced operations in February 1997. Mr. Fowler serves as the Chairman of the Board of Directors of the Company. Mr. Fowler is currently a member in the Thomson, Georgia law firm of Fowler & Wills, L.L.C. Mr. Fowler has practiced law in McDuffie and Wilkes Counties since 1977. Mr. Fowler holds a Bachelor of Electrical Engineering degree from the Georgia Institute of Technology and a Juris Doctor degree from the University of Georgia. Fowler & Wills, L.L.C. provides legal services to the Bank.
          Arthur J. (Sonny) Gay, Jr., age 60, has been a director of the Company since December 1997. Mr. Gay is President and Chief Executive Officer of T and T Associates, Inc., a land developing and consulting firm that he founded in 1996. From 1970 to 1996, Mr. Gay was employed as Corporate Vice President of Bankers First Corporation and Executive Vice President of Bankers First Savings Bank, FSB

in Augusta, Georgia. Mr. Gay is past Chairman and a past member of the Columbia County Planning and Zoning Commission, and a past Chairman of the Board of the Golden Harvest Food Bank. He is also a past board member of the Augusta State University Alumni Association and has been active with the United Way, the Georgia Heart Association and the Church of Christ of Augusta. Mr. Gay is a member of the Augusta Kiwanis Club and West Lake Country Club. He is also a Trustee, Deacon and member of the Central Church of Christ.
          Joseph D. Greene, age 66, has been a director of the Company since the Company commenced operations in February 1997. Mr. Greene is a professor of Business Administration for the College of Business at Augusta State University in Augusta, Georgia. Before joining Augusta State University, Mr. Greene was employed by Pilgrim Health and Life Insurance Company, where he retired as Executive Vice President after 32 years of employment with the company. Mr. Greene is past Chairman of the Georgia Board of Regents. He currently serves on the board of directors of Goodwill Industries, CSRA Community Foundation, the National Science Center’s Fort Discovery and the University of Georgia Terry College of Business and is Director of The Center for Economic Education at Augusta State University and the past President of the Rotary Club of Augusta.
          Hugh L. Hamilton, Jr., age 53, has been a director of the Company since December 1997. Mr. Hamilton was President of Augusta Bag Co. from 1989 until 1996. From 1996 until 1999, he was the General and Operations Manager for Intertape Polymer Group, a manufacturing firm in Evans, Georgia. Since June 2005, Mr. Hamilton has been President of Genesis Health, LLC, an Infusion Therapy company. Mr. Hamilton is a former President of Environmental Management & Design. Mr. Hamilton is active in the community with past service on various boards. He currently is a member of the Exchange Club of Augusta and serves on the board of directors of Tuttle-Newton Home and University Hospital.
          Remer Y. Brinson, III, age 46, has served as the President of the Bank since October 1999 and as Chief Executive Officer of the Bank since July 2001. Mr. Brinson also serves on the Bank’s Board of Directors. Prior to joining the Bank, Mr. Brinson served as President and Chief Executive Officer of Citizens Bank and Trust, until its acquisition by Allied Bank of Georgia. From 1994 to 1999, he was Senior Vice President of Allied Bank of Georgia and Regions Bank. Active in the community, Mr. Brinson serves on the board of directors of CSRA Development Companies, Red Cross of Augusta, the Augusta Chamber of Commerce, the Augusta Symphony and University Health Care Foundation.
          The Board of Directors of the Company recommends that the Company’s shareholders vote “FOR” the election of the nominees listed above.
          Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the Annual Meeting:
Class II Directors, serving for a term expiring at the 2008 Annual Meeting of Shareholders:
          Larry DeMeyers, age 61, has been a director of the Company since February 1999. Mr. DeMeyers served as President, Chief Operating Officer and as a director of Bankers First Corporation and its successor, SouthTrust Bank, prior to his resignation from those positions in November 1997. Mr. DeMeyers was associated with Bankers First Corporation in various positions for over twenty years. Mr. DeMeyers is a past President and a member of the Augusta Kiwanis Club and Augusta Country Club. He is past Chairman and President of the CSRA Alliance for Fort Gordon, Inc. He is also a trustee, an Elder and an active member of Reid Memorial Presbyterian Church.
          J. Randal Hall, age 48, has been a director of the Company since December 1997. Mr. Hall is an attorney at law with the law firm of Warlick, Tritt, Stebbins & Hall, LLP, which he joined in January

2004. Prior to that, Mr. Hall was a partner in the law firm of Hunter, Maclean, Exley & Dunn, P.C. Warlick, Tritt, Stebbins & Hall, LLP provides legal services to the Bank. From January 2003 through January 2005, Mr. Hall served in the State Senate for the 22nd District of Georgia. From 1985 to 1996, Mr. Hall served as Corporate Vice President and legal counsel of Bankers First Corporation in Augusta, Georgia. Mr. Hall is past President of the Augusta Lions Club, past Chairman of the board of Augusta Southern National, Inc., serves as counsel for the Augusta-Richmond County Community Partnership for Children & Families, Inc. and is past Chairman of the Augusta-Richmond County Planning Commission.
          George H. Inman, age 75, has been a director of the Company since December 1997. Mr. Inman presently serves as Vice Chairman of the Board of Directors of the Company. Mr. Inman is self employed as an individual consultant. Mr. Inman retired in May 1997 as Chairman of Club Car, Inc., an Augusta, Georgia manufacturer of golf cars and utility vehicles. Mr. Inman had been employed by Club Car since 1978. For a number of years, he served on the board of directors of Junior Achievement of Augusta and the board of directors of the Augusta Chamber of Commerce. Mr. Inman also served on the board of directors of Bankers First Savings Bank in Augusta for approximately nine years.
          James L. Lemley, MD, FAAFP, MBA., age 48, has been a director of the Company since the Company commenced operations in February 1997. Dr. Lemley, is board certified and received his fellowship in Family Medicine. He has been in active, private medical practice in Thomson, Georgia since 1988. Dr. Lemley is Chief Executive Officer and Managing Partner of McDuffie Medical Associates. Dr. Lemley is on the active medical staff at McDuffie County Hospital, serves on the courtesy staff at University Hospital in Augusta, Georgia and is an affiliate faculty member of the Medical College of Georgia. He is an active member of the Thomson Rotary Club and Thomson First United Methodist Church.
          Julian W. Osbon, age 67, has been a director of the Company since December 1997. Mr. Osbon is Chairman and Chief Executive Officer of Osbon & Associates, a holding company that owns and operates Hancock Mill Development Company and The Marbury Center. Mr. Osbon is a former Chairman and Chief Executive Officer of Accelerated Pharmaceuticals, a biotech startup company with proprietary technology for drug discovery based on computer modeling. Mr. Osbon is a former Chairman of CSRA Community Foundation, University Health Care Foundation, Historic Augusta, Inc., Augusta History Museum and Augusta Tomorrow. He currently serves as a member of the Wofford College board of trustees and the Medical College of Georgia Research Institute board. He is a former recipient of the “State of Georgia SBA Business Person of the Year” award, and was selected as the recipient of the “Spirit of Georgia” award for economic contributions to the State. He was appointed by the Governor of Georgia in 1999 to chair a Georgia Senate Joint Study Group to make recommendations about the future of the Medical College of Georgia and other Augusta area hospitals. The Georgia Cancer Initiative resulted from that effort, as did the separation of the MCG Hospitals into a stand-alone profit center. He also served in 2000 as a member of the MCG Presidential Search Committee. Mr. Osbon was also awarded the “Presidential E” award by the President of the United States for innovative contributions to U.S. Exports and has been featured in business articles in The Wall Street Journal.

Class III Directors, serving for a term expiring at the 2009 Annual Meeting of Shareholders:
Patrick G. Blanchard, age 63, has served as President and Chief Executive Officer and a Director of the Company since October 1997. Mr. Blanchard also serves as Vice Chairman of the Board of Directors of the Bank. Prior to accepting his position with the Company, Mr. Blanchard served as President of Georgia Bank & Trust Company of Augusta since 1988. Mr. Blanchard began his banking career in 1966 and, since that time, has organized two state banks, Georgia State Bank, Martinez, Georgia and Georgia Bank & Trust Company of Augusta. Mr. Blanchard has also served in a number of senior banking positions, including President of the Columbia County Division of Georgia Railroad Bank & Trust Company until its acquisition by First Union Corporation in 1988, and President of Georgia State Bank, Martinez, Georgia for eleven years until its merger with Georgia Railroad Bank & Trust Company in 1985. Mr. Blanchard is past President of the Columbia County Chamber of Commerce and a past Chairman of the board of the Metro Augusta Chamber of Commerce. He is a past Chairman of the Georgia Southern University Foundation and as past President of Historic Augusta, Inc. and the Augusta Symphony League. He was named “1994 CEO of the Year” by the Augusta Business Journal and was inducted into the Hall of Fame of the College of Business Administration of Georgia Southern University. He was the first inductee into the CSRA Business Hall of Fame in October 2003. Blanchard was named one of Georgia’s Top 25 Performing CEO’s ranked for a five-year shareholder return by The Atlanta Business Chronicle in March of 2006 and again in March of 2007.
          David W. Joesbury, Sr., age 57, has been a director of the Company since the Company commenced operations in February 1997. From 1997 to 1999, Mr. Joesbury served as Chairman of the Board of Directors of the Company and the Bank. Mr. Joesbury is President of Joesbury Insurance Agency, Inc., an independent insurance agency founded in 1951 by his father and two partners. He has previously served as Chairman of the Administrative Board of Thomson First United Methodist Church, Chairman of the Board of Thomson-McDuffie County Chamber of Commerce and President of Thomson Rotary Club. Mr. Joesbury started David Joesbury Insurance and Financial Services in January 2004 and is its sole owner.
          John W. Lee, age 68, has been a director of the Company since December 1997. Mr. Lee retired in 1995 as a consultant to GIW Industries, Inc., a manufacturing firm located in Grovetown, Georgia. Mr. Lee previously served on the boards of directors of the Bank of Thomson and Allied Bancshares, Inc. Mr. Lee is a member of the board of directors of CSRA Community Foundation.
          A. Montague Miller, age 67, has been a director of the Company since May 2002. Mr. Miller is currently of Counsel to the Augusta, Georgia law firm of Tucker, Everitt, Long, Brewton & Lanier, PA. In May 2001, Mr. Miller retired as President and Chief Executive Officer of Club Car, Inc., a leading manufacturer of golf cars and utility vehicles in Augusta, Georgia, where he also served as Senior Vice President, President and Chief Operating Officer until his promotion to Chief Executive Officer in 1995. From 1971 to 1990, Mr. Miller was a partner in the Augusta, Georgia law firm of Dye, Miller, Tucker & Everitt, and its predecessors. Mr. Miller is a native of Augusta, Georgia and holds a B.B.A. and J.D. degree from the University of Georgia. He is a member of Reid Memorial Presbyterian Church. He is Chairman of Bartram Trail CDC, Inc., a community development corporation formed by the Board of Commissioners of Columbia County, Georgia to construct and operate a non-profit golf course for the use of the public.

          Robert N. Wilson, Jr., age 55, has been a director of the Company since the Company commenced operations in February 1997. Mr. Wilson served as Chairman of the Board of Directors of the Bank from 1988 until 1991. Mr. Wilson has served as manager and broker of the Wilson Company, a Thomson, Georgia real estate and insurance business, since 1982. Mr. Wilson owns Wilson Ventures, Inc., which engages in real estate speculation and manages residential rental properties. Mr. Wilson serves on the Downtown Development Authority, Camellia Partners for Heritage and Economic Development, as director for United Way of McDuffie County and is actively involved with the Housing Authority of the City of Thomson, where he serves as Chairman of the Board of Directors. Mr. Wilson is active at First United Methodist Church and serves as an at-large member of the church council. Mr. Wilson is past President of Thomson Rotary Club, past President of Classic South Board of Realtors and past Secretary of McDuffie County Hospital Authority.
          Bennye M. Young, age 64, has been a director of the Company since February 1999. Mrs. Young was an educator in DeKalb, Richmond and McDuffie counties from 1966 until she retired in 1980.
CORPORATE GOVERNANCE AND BOARD MATTERS
Meetings of the Board of Directors
          The Company’s Board of Directors presently consists of eighteen members. The Board of Directors held five meetings during the year ended December 31, 2006. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the Committees of the Board of Directors on which he or she served with the following exceptions: Director Hatcher attended 44.4% of the meetings held by the Board of Directors and the Committees of the Board of Directors on which he served; and Director Lemley attended 33.3% of the meetings held by the Board of Directors and the Committees of the Board of Directors on which he served. It is a policy of the Company that the Company’s directors attend the annual meetings of shareholders, and all of the Company’s directors attended the 2006 annual meeting of shareholders with the exception of Directors Hamilton, Lemley and Osbon.
Board Independence
          The Board has determined that each of its members other than Patrick G. Blanchard, the Company’s President and Chief Executive Officer, and Remer Y. Brinson, the President and Chief Executive Officer of the Bank, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and qualifies as an independent director under the rules applicable to companies listed on The Nasdaq Stock Market.
Committees of the Board of Directors
          The Board of Directors of the Company has a standing Audit Committee, Executive Committee, Compensation Committee, Nominating Committee and Stock Option Committee.
          The Audit Committee, which met eight times during 2006, reviews the affairs of the Company with the Company’s independent auditors, including a review of the accounts of the Company and the overall financial condition of the Company. The committee also examines the Company’s internal controls to determine whether adequate safeguards are in place, and determines whether officers and employees of the Company have provided adequate cooperation and assistance to the Company’s independent auditors. The Audit Committee reviews and pre-approves all audit and non-audit services performed by the Company’s accountants, or other accounting firms, other than as may be allowed by applicable law. The Audit Committee’s current members are Phillip G. Farr, Arthur J. Gay, Jr., Hugh L. Hamilton, Jr., George H. Inman, James L. Lemley, M.D. and A. Montague Miller. The Board has also determined that Phillip G. Farr is an “audit committee financial expert,” as defined by SEC rules. Mr. Farr is independent within the meaning of the National Association of Securities Dealers’ listing standards, as currently in effect. The Board of Directors has adopted an Audit Committee Charter, a copy of which is attached to this proxy statement as Appendix A.
          The Executive Committee, which met six times during 2006, has the power and authority to manage the affairs of the Company between meetings of the Board of Directors. The Executive Committee also reviews significant corporate matters, planning and strategies and recommends action as appropriate to the Board of Directors. The Executive Committee’s current members are Patrick G. Blanchard, Remer Y. Brinson III, Samuel A. Fowler, Jr., Joseph D. Greene, J. Randal Hall, George H. Inman, David W. Joesbury, Sr., A. Montague Miller and John W. Lee.
          The Stock Option Committee, which met four times during 2006, has been assigned the functions of administering the Company’s 1997 Stock Option Plan and 2004 Incentive Plan. The Stock Option Committee’s current members are Phillip G. Farr, J. Randal Hall, William G. Hatcher, David W. Joesbury, Sr., James L. Lemley, M.D. and A. Montague Miller.
          The Compensation Committee was formed in 2007 and did not hold meetings in 2006. The Compensation Committee’s current members are Samuel A. Fowler, Jr., Joseph D. Greene, J. Randal Hall, George H. Inman, David W. Joesbury, Sr., A. Montague Miller and John W. Lee. The Board of Directors has adopted a Compensation Committee Charter, a copy of which is attached to this proxy statement as Appendix B.
Nomination of Directors
          Director selection and review is conducted by the Nominating Committee. Each member of the Nominating Committee has a long-standing relationship with the Company or the Bank as either a director or officer, and the Company believes that these directors acting as a group are capable of evaluating the performance of the current Board, the qualifications of proposed director nominees and of determining the need for additional directors.
          Nominations by the Nominating Committee. The Nominating Committee presently consists of Larry DeMeyers, Joseph D. Greene, John W. Lee and Julian W. Osbon. The Nominating Committee held no formal meetings during 2006, but they frequently conferred on an informal basis for the purpose of identifying and evaluating potential candidates. The Nominating Committee nominated the individuals who are standing for election at the Annual Meeting. The responsibilities of the committee are to establish qualification standards for director nominees, to assist our Board of Directors in identifying individuals qualified to become members of our Board of Directors and to nominate individuals for election to the Board of Directors.
          The Nominating Committee evaluates and considers desired board of director member skills and attributes in identifying director candidates, including the qualifications enumerated below under “Director Qualifications”. The Nominating Committee applies the same standards in considering director candidates recommended by the shareholders as it applies to other candidates. See “Nominations by Shareholders” for information with regard to the consideration of any director candidates recommended by shareholders.

          Nominations by Shareholders. The Board will consider director candidates recommended by shareholders, provided the following procedures are followed by shareholders in submitting recommendations:
•	Shareholder nominations must be delivered in writing to the Secretary of the Company;

•	Submissions must include sufficient biographical information regarding the recommended candidate including age, his or her employment history for at least the previous five years (including employer names and a description of their business) and such person’s other board memberships, if any; and

•	The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders.
          Submissions should be delivered to the Secretary of the Company not less than 60 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual shareholders meeting. Any submissions received after such date will not be considered until the following year’s annual shareholder meeting.
          Director Qualifications. It is the policy of the Board of Directors to seek and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. The Board seeks a diverse group of candidates who possess the background, skills and expertise to make significant contributions to the Board, the Company and its shareholders. Desired qualities to be considered include:
Experience (in one or more of the following):
•	High-level leadership experience in business or administrative activities;

•	Breadth of knowledge about issues affecting the Company and its subsidiaries;

•	The ability and willingness to contribute special competencies to Board activities; and

•	The ability to read and understand financial statements.
Personal Attributes
•	Personal integrity;

•	Loyalty to the Company and concern for its success and welfare;

•	Willingness to apply sound and independent business judgment;

•	Awareness of a director’s vital role in the Company’s good corporate citizenship and its corporate image;

•	Availability for meetings and consultation on Company matters;

•	Contacts within the community; and

•	The willingness to assume Board and fiduciary responsibilities.
          Qualified candidates for membership on the Board will be considered without regard to race, religion, sex, ancestry, national origin or disability.
          The Board does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder.

Shareholder Communications with the Board
          The Board of Directors has implemented a process for shareholders to send communications to the Board. Shareholders who wish to communicate directly with the Board of Directors or any particular director should deliver any such communications in writing to the Secretary of the Company. The Secretary will compile any communications he or she receives from shareholders and deliver them periodically to the Board or the specific directors requested. The Secretary of the Company will not screen or edit such communications, but will deliver them in the form received from the shareholder.
Shareholder Proposals for 2008 Annual Meeting
          The deadline for submission of shareholder proposals for inclusion in the Company’s proxy statement for the 2008 Annual Meeting of Shareholders is December 20, 2007. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2008 Annual Meeting of Shareholders (but not required to be included in the Company’s proxy statement) by March 5, 2008, or such proposal will be considered untimely and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.
Code of Ethics
          The Company has adopted a Code of Ethics applicable to its Chief Executive Officer and Chief Financial Officer, a copy of which was filed as Exhibit 14.1 to the Company’s Form 10-KSB for the year ended December 31, 2003.
No Family Relationships Among Directors and Officers
          There are no family relationships between any director or executive officer of the Company or the Bank and any other director or executive officer of the Company or the Bank.

EXECUTIVE OFFICERS
          Executive officers of the Company and the Bank are appointed by the Board of Directors of the Company and the Board of Directors of the Bank, respectively, and hold office at the pleasure of the respective Board. The executive officers of the Company and Bank are as follows:

Name	Age	Position with the Company and Bank
Patrick G. Blanchard	63	President and Chief Executive Officer of the Company, Vice Chairman of the Bank and Director of the Company and the Bank

Remer Y. Brinson, III	46	President and Chief Executive Officer of the Bank and Director of the Company and the Bank

Bradley J. Gregory	50	Chief Financial Officer and Senior Vice President of the Company and the Bank
          Biographical information for Messrs. Blanchard and Brinson is in the section titled “Proposal No. 1: Election of Directors,” above.
          Bradley J. Gregory, age 50, has served as Senior Vice President and Chief Financial Officer of both the Company and the Bank since May 2006. In addition to his CPA designation, Mr. Gregory is also a Certified Internal Auditor, a Certified Information Systems Auditor and a Certified Bank Auditor. Mr. Gregory began his banking career with San Antonio Savings Association as a Financial Auditor in 1984. Mr. Gregory has held significant positions in finance and accounting with Arkansas Bank & Trust, Hot Springs, Arkansas from 1994 to 1998; Old Kent Mortgage Company, Grand Rapids, Michigan from 2000 to 2001 and Regions Financial Corporation in Montgomery, Alabama from 2001 to 2006.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview and Compensation Philosophy
          In 2006, we initiated a comprehensive review of our compensation strategies and programs, and engaged The Bankers Bank to conduct an analysis of executive officer and director compensation for the board of directors of First Bank of Georgia. In March 2006, The Bankers Bank made a presentation to the Bank board and delivered a report on executive compensation. The briefing covered several key topics, including executive compensation strategy, competitive market compensation analysis, a review of long-term compensation, and recommendations.
          The three main objectives of this comprehensive review were to:
•	review and confirm competitive market pay data for executives;

•	evaluate competitiveness of officer compensation; and

•	identify additional enhancements to current compensation programs designed to attract, retain and reward key executives.
          The Bankers Bank prepared the following materials:
•	competitive market data for selected officer benchmark jobs:
o	base salary

o	total cash compensation (base salary plus bonus)

o	total direct compensation (total cash, other annual compensation plus long-term compensation);
•	annual incentive plan concepts; and

•	long-term compensation (use of equity in community banks).
          As a result of this comprehensive review, we have developed a compensation philosophy that provides a framework for our compensation programs, and we believe that an effective compensation strategy should: (i) reflect and support the unique elements of our business strategy, (ii) address the special needs of our community bank, and (iii) incorporate competitive market practices on a forward-looking basis. We believe that our compensation should be market-based and performance driven. Through the use of cash incentives to motivate and reward short-term profitability and growth, and through the use of equity incentives to promote long-term objectives, we believe that employee and shareholder interests are effectively aligned.
          We intend to conduct a comprehensive review, similar to the one we conducted in 2006, every three to five years to ensure that our compensation strategies and programs are aligned with our business strategy and culture, the compensation market and our shareholders’ interests. Although we believe that our current compensation policies align the financial interests of executive officers with those of our shareholders and with our performance, we continue to examine what modifications, if any, should be implemented to further link executive compensation with both individual performance and our Company’s performance.
Role of Compensation Committee
          In April 2007, our Company’s board of directors formed a Compensation Committee comprised of independent directors, and adopted a written charter for the Compensation Committee. Prior to the formation of the Compensation Committee, executive officer compensation decisions were made by the independent members of our Executive Committee. Neither Mr. Blanchard nor Mr. Brinson participated in any deliberations concerning their own, or each other’s, compensation.
          Our Compensation Committee operates under a written charter adopted by our board of directors, and has the following duties and responsibilities, among others:
•	establish and review our overall executive compensation philosophy;

•	review and approve our goals and objectives relative to executive compensation;

•	at least annually, review the compensation and performance of our executive officers, including the review and approval of corporate goals relevant to the compensation of our executive officers, and approve the annual compensation of our executive officers;

•	review the annual compensation discussion and analysis and produce an annual report for inclusion in our annual proxy statement;

•	make recommendations for board of director approval of incentive compensation plans and equity-based incentive plans for our executive officers;

•	periodically review the policies and criteria for administration of all executive compensation programs;

•	monitor compliance by executive officers with terms and conditions of our executive compensation program;

•	establish and periodically review policies in the area of senior management perquisites;

•	review board of director compensation levels and practices periodically;

•	review and approve plans and processes for management development and succession; and

•	periodically review and reassess the adequacy of compensation committee charter.
          Our Compensation Committee also has the sole authority to retain and terminate any compensation consultant used to assist in the development and/or analysis of our compensation philosophy and to approve such consultant’s fees and other retention terms. For additional information on the duties and responsibilities of our Compensation Committee, see our Compensation Committee charter, which is attached to this Proxy Statement as Appendix B.
Compensation Strategy and Elements of Compensation
          Our compensation strategy is comprised of three key principles: we want our programs to be market-based, we pay for performance, and we selectively use equity awards. We believe that an effective compensation package consists of several elements in three broad categories:
•	cash compensation:
o	base salary (match job, qualifications and performance)
o	annual incentives (reward for operating results)
•	long-term compensation:
o	performance based incentives (reward for multi-year results)
o	supplemental retirement benefits (competitive level)
•	other benefits:
o	qualified fringe benefits (same as rank and file employees)
o	perquisites (enhanced job performance).
          We believe that each element plays an important and distinct role in attracting and retaining key officer talent and focusing efforts on performance. The most critical categories for competitive purposes are cash compensation and long-term compensation.
          We implement our compensation strategy by providing what we believe to be the proper combination of the following elements of compensation to our named executive officers: base salary, annual non-equity incentives, certain approved perquisites and equity long-term incentives.
          The first principle of our strategy, which is market-based programs, means that we strive to provide market competitive total annual compensation as compared to other companies of similar size in the community banking industry. Total annual compensation includes base salary, annual non-equity incentives and certain perquisites (for Mr. Blanchard and Mr. Brinson).
          The second principle of our strategy, which is paying for performance, means that we provide better compensation for better performance. Through increases in base salary and annual non-equity incentive awards, we provide Mr. Blanchard and Mr. Brinson the opportunity to receive greater rewards for their contributions to our overall Company performance.
          The third principle of our strategy, which is the selective use of equity awards, means that we primarily rely on cash compensation to reward and retain most of our employees, but concentrate on equity-based incentives to provide a long-term wealth building mechanism for our named executive officers.
          There is no pre-established target for the allocation between either cash and non-cash compensation or short-term and long-term incentive compensation, but we do believe that a significant portion of an executive officer’s compensation should be based directly on the value of long-term incentive compensation in the form of stock option awards. In our view, this aligns our compensation program for our named executive officers with our long-term business strategy and the interests of our shareholders.
          We currently do not provide our named executive officers with other long-term incentive compensation other than the ability to contribute a portion of their earnings to our 401(k) Profit Sharing AIP, referred to in this proxy statement as our 401(k) plan. Our 401(k) plan is available generally to all of our employees.
          Mr. Blanchard has a written Employment Agreement with us, which is described beginning on page 20 of this Proxy Statement. Mr. Brinson and Mr. Gregory each has a Severance Protection Agreement with the Bank, which entitles them to certain payments following a change in control of our Company. These Agreements are described in more detail beginning on page 21 of this Proxy Statement.
Compensation Process
          Typically, during the first quarter of each fiscal year, we review our compensation packages for our named executive officers in conjunction with our performance review cycle. Our Compensation Committee is responsible for reviewing salary recommendations for our named executive officers and then approving such recommendations with any modifications it deems appropriate. Our annual salary recommendations for our Chief Financial Officer are made with the input of our Chief Executive Officer.
          For compensation paid during the 2006 fiscal year, the independent members of our Executive Committee specifically reviewed and approved the compensation packages for our named executive officers, in March of 2006. For compensation to be paid during the 2007 fiscal year, the independent members of our Executive Committee specifically reviewed and approved the compensation packages for our named executive officers, as our Compensation Committee was first formed in April 2007.
Total Annual Compensation
We believe that the appropriate competitive level of compensation is a combination of what is competitive in the market for the position and what is appropriate for the individual employee. We consider a variety of factors in determining the overall compensation of our named executive officers, including total responsibilities and the scope of the position held by the individual, overall experience and qualifications for the position, length of service with us, length of service in the industry, years in the current position with us, our financial and non-financial performance over the relevant period of time, and additional activities performed by the executive officer, other than identified responsibilities, which have an impact on our business.
          In 2006, The Bankers Bank conducted a competitive market compensation analysis for us with respect to the compensation of our Chief Executive Officers of the Company and the Bank, Mr. Blanchard and Mr. Brinson, respectively. The guidelines which were used for developing base salary and total cash compensation information included:
•	financial institutions with total assets of approximately $375 million;

•	community banks on a national and regional basis;

•	market data updated through July 2006; and

•	statistical data, using the 25th, 50th and 75th percentiles (to represent the middle of the market).
Our consultant reviewed national compensation surveys from the following sources: America’s Community Bankers Compensation Survey; BAI Bank Cash Compensation Survey; BAI Key Executive Compensation Survey; Crowe Chizek – Comprehensive Financial Institutions Compensation Survey; and Economic Research Institute – Executive Compensation Assessor. Peer Bank information included approximately 30 institutions.
Base Salary
          Mr. Blanchard is the current President and Chief Executive officer of our holding company, Georgia-Carolina Bancshares, Inc. Mr. Brinson is the current President and Chief Executive Officer of First Bank of Georgia. Our consultants conducted a review of responsibility assignments for each of Mr. Blanchard and Mr. Brinson, and had discussions with board members. In order to evaluate the aggregate base salaries for Messrs. Blanchard and Brinson, our consultants combined market data for the Chief Executive Officer and Chief Operating Officer benchmark positions (as the typical top two executive positions in comparable financial institutions). Our consultants found that the combined salary expense for Messrs. Blanchard and Brinson was below the 50th percentile combined salaries of the top two executives in the marketplace, and that in the aggregate and individually, total cash compensation was significantly below the market median.
          Based upon the results of our consultant’s analysis, the independent members of our Executive Committee increased base salaries of Messrs. Blanchard and Brinson for 2007 to $175,000 and $225,000, respectively, which falls in the 50th percentile of the comparative market. As part of our market-based strategy, we have determined that base salary should be at the 50th percentile of the comparative market. The base salaries of our named executive officers are reviewed annually in conjunction with our performance review cycle. Annual salary adjustments are driven by the officer’s performance, which is the primary factor, as well as where the officer is in our pay range, the officer’s experience and skills, and consideration of annual short-term incentives.
Perquisites
          Messrs. Blanchard and Brinson receive the following perquisites on an annual basis: payment of private and civic club membership dues, provision of an automobile, and automobile allowance. The aggregate value of these perquisites in 2006 to each of these officers was less than $10,000.
Non-Equity Annual Incentive Plan
          Our non-equity annual incentive plan (“AIP”) is designed to attract, motivate and retain senior management personnel, motivate behaviors and reward outcomes that contribute to the attainment of short-term strategic goals, and add an element of risk and reward to total compensation. Additionally, we believe that our AIP focuses senior management on key drivers of financial and operational measures, provides heightened flexibility to our compensation programs and strengthens our pay-for-performance philosophy.
          The AIP is designed to use performance measures that:
•	represent the most important drivers of profitable growth (ends and critical means);

•	provide good “line of sight” for executives;

•	use a performance range to indicate minimally acceptable, target, and outstanding results;

•	are weighted to show relative importance; and

•	set targets that consider past results, future plans, and peer group performance.
          The AIP offers a competitive range of potential incentive awards, including a threshold award (conservative versus market), a target award (competitive with the middle of the market), and a “stretch” award (clearly exceeds the middle of the market).
          In March 2006, the independent directors who are members of the Executive Committee of the Board of Directors of First Bank of Georgia approved the First Bank of Georgia Annual Incentive Plan, pursuant to which Mr. Blanchard and Mr. Brinson (the “Executive Officers”) may earn an incentive award equal to a percentage of their annual base salary. The cash incentive award is based upon meeting certain financial performance objectives established at the beginning of each calendar year.
          The performance measures are related to asset growth, net income (including accruals for incentive payments under the AIP), and a subjective assessment by the Board of Directors. The financial performance objectives of asset growth and net income are assigned a weighting factor of 40% each, and the subjective assessment of the Board of Directors is assigned a weighting factor of 20%.
          The AIP includes a “threshold,” “target” and “stretch” or aspiration goal in each of the asset growth and net income categories. Failure to meet the threshold goals results in no incentive payment in that category. Achievement of the threshold goals is designed to result in an incentive award of 15% of base salary. Achievement of the target goals is designed to result in an incentive award of 30% of base salary. Achievement of the stretch goals is designed to result in an incentive award of 60% of base salary. The performance objectives are designed so that the achievement of the target goals would be considered to be reflective of superior performance, and the target goals are considered to be difficult to achieve.
          Certain other quality measures, which are based upon credit quality measures, are also included in the AIP, which can have the effect of increasing or decreasing the incentive award amount by as much as

45%. The credit quality measures are designed as to act as control measures to insure that asset growth and net income are not achieved at the expense of credit quality, and that balanced results are achieved. The credit quality measures include expectations related to: (i) classified assets as a percent of total assets, (ii) charge-offs as a percent of loans, and (iii) delinquencies as a percent of loans. If the credit quality results do not meet expectations for a particular credit quality measure, the incentive award will be reduced by 15%. If the credit quality results meet expectations, there is no impact on the incentive award. If the credit quality results exceed expectations, there will be a 15% increase in the incentive award. Additional payments for exceeding expectations under the credit quality measures will only be made if the target net income measure is exceeded.
          The subjective assessment of the Board of Directors takes into account various circumstances, developments and occurrences during the year which may have had an impact on the performance measures, and the Board of Directors may act subjectively based upon those considerations and may make upward or downward adjustments to an incentive award based upon the 20% weighting factor.
          Excluding the subjective assessment of the Board of Directors, and assuming that (i) the stretch goals were attained for each financial performance category, and (ii) the results of each of the credit quality measures exceeded expectations, the maximum annual incentive award which could be earned is 87% of base salary.
          Pursuant to the actual results for the year ended December 31, 2006, asset growth fell between the target amount and the stretch amount. Net income for the year ended December 31, 2006 did not meet the threshold goal, so no incentive payment was earned with respect to that performance measure. Thus, under the AIP, an incentive award of 15.34% of base salary was earned for 2006. Based upon the subjective assessment by the Board of Directors, no adjustment was made to the incentive award for 2006. Under the credit quality measure categories, the target measure was met in one category and was exceeded in each of the other two categories. However, due to the fact that the threshold net income goal was not met, no additional incentive award was earned under the credit quality measure categories. Pursuant to the 2006 Annual Incentive Plan, Mr. Blanchard’s incentive award was $25,316, and Mr. Brinson’s incentive award was $28,769.
          The financial performance objectives and credit quality measures may be adjusted annually by the Board of Directors or an appropriate committee of the Board of Directors. The financial performance objectives have been modified for the 2007 AIP year.
Long-Term Compensation
          Our strategy for long-term compensation is principally provided through stock option awards under our stock option and equity incentive plans, designed to motivate and reward our senior management for increasing shareholder value. Generally, we believe that providing our named executive officers with the opportunities to acquire an equity stake in our growth and prosperity, while maintaining other elements of our compensation programs, will enable us to attract and retain executives with the outstanding management abilities and entrepreneurial spirit that are essential to our ongoing success. We also believe this approach motivates our named executive officers to perform to their full potential, and more closely aligns such officers’ interests with those of our shareholders, since the ultimate value of such compensation is linked directly to stock price.
          We have utilized two equity incentive plans in the history of our Company, including the 2004 Incentive Plan and the 1997 Stock Option Plan. The 2004 plan provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance units and phantom stock. Directors, officers, key employees and consultants or advisors are eligible to participate in the

2004 plan.
          The 1997 plan permits incentive and nonqualified stock options to be granted to eligible directors, officers and key employees of the Company and the Bank.
          These plans are administered by the Stock Option Committee of the Board of Directors of the Company and additional information on these plans is contained in this Proxy Statement on pages 22 and 23.
          Prior to the end of the Company’s fiscal year, the Stock Option Committee begins the process of evaluating the Company’s performance during the year and determining the appropriate equity-based incentives to award our named executive officers. This process continues into the next fiscal year with incentive awards typically granted during the first quarter.
Equity Ownership Guidelines
          We have an ownership philosophy, rather than a formal policy, regarding equity ownership by our named executive officers. The objectives of our philosophy are to instill an ownership mindset among our senior management and to align the interests of our named executive officers with the interests of our shareholders.
          The Bankers Bank reviewed 2005 proxy statements for a group of 28 similarly sized, publicly traded community bank holding companies to determine the beneficial ownership levels for the chief executive officer. Our consultant determined that, based upon such review, the current beneficial ownership for Mr. Blanchard and Mr. Brinson are in line with current market practices, at approximately 2.5%. The beneficial ownership includes stock options (both exercisable and unexercisable), and any other shares with respect to which the executive has voting power.
Deductibility of Executive Compensation
          As part of its role, our Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. However, in certain circumstances, our Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.
Accounting for Stock-Based Compensation
          On January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS No.123R. Currently, we utilize incentive and non-qualified stock options as our primary equity awards under our equity incentive plans; however, we may consider other equity awards in the future that may provide a more efficient way to deliver the same value with less expense and less dilution.

Summary Compensation Table for Fiscal 2006
          The following table provides certain information for the fiscal year ended December 31, 2006 concerning compensation earned for services rendered in all capacities by our principal executive officer, principal financial officer and our other executive officers (collectively, the “Named Executive Officers”) during the fiscal year ended December 31, 2006.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Award	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)[1]	($)	($)	($)[3]	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Patrick G. Blanchard, President and Chief Executive Officer of the Company	2006	$165,000	—	—	$36,500	$25,316	—	—	$226,816

Remer Y. Brinson, III, President and Chief Executive Officer of the Bank	2006	$187,500	—	—	$54,750	$28,769	—	$6,600	$277,619

Bradley J. Gregory, Chief Financial Officer of the Company and the Bank	2006	$77,308	—	—	$21,900	—	—	—	$99,208

James M Thomas, [2] Chief Financial Officer of the Company and the Bank	2006	$4,762	$5,000	—	—	—	—	—	$9,762

1	Refer to “Notes to Consolidated Financial Statements- Note 1- Stock-based compensation” included in Exhibit 99.1 to our Annual Report on Form 10-K filed on March 30, 2007 for the relevant assumptions used to determine the valuation of our option awards.

2	Mr. Thomas resigned from all positions with the Company and the Bank effective January 15, 2006.

3	Represents our 401(k) plan matching contributions.

Grants of Plan-Based Awards during Fiscal 2006
          The following table provides certain information concerning the grants of awards in 2006 to the named executive officers pursuant to plans, as of December 31, 2006.

All
Other
								Stock	All Other
								Awards:	Option
								Number	Awards:	Exercise	Full
								of	Number of	or Base	Grant-
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares	Securities	Price of	Date
		Non-Equity Incentive Plan Awards[2]			Equity Incentive Plan Awards			of Stock	Underlying	Option	Fair
	Grant	Threshold	Target[4]	Maximum[5]	Threshold	Target	Maximum	or Units	Options	Awards	Value
Name	Date[1]	($)	($)	($)	(#)	(#)	(#)	(#)	(#)[3]	($/Sh)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Patrick G. Blanchard	3/31/06	$25,316	$71,775	$143,550					5,000	$15.00	$36,500

Remer Y. Brinson, III	3/31/06	$28,769	$81,563	$163,125					7,500	$15.00	$54,750

Bradley J. Gregory	5/22/06								3,000	$14.43	$21,900

[1]	The dates shown correspond only to option awards, exercise prices, and full grant date fair values reported in columns (j) through (l).

[2]	The amounts shown represent potential awards under the First Bank of Georgia Annual Incentive Plan for Messrs. Blanchard and Brinson (the “AIP”) for 2006. The amounts shown in the “threshold” column represent the amounts that were actually paid under the AIP for 2006. The amounts shown in the “target” column represent the target awards, which are the amounts payable under the AIP if target levels are attained. The amounts shown in the “maximum” column represent the maximum potential awards under the AIP, which are the amounts payable under the AIP if the “stretch” performance levels are attained. For additional discussion of the AIP, see “Compensation Discussion and Analysis – Non-Equity Annual Incentive Plans.”

[3]	Grants pursuant to the Company’s 2004 Stock Incentive Plan.

[4]	The target amounts shown reflect increases to potential awards under the AIP that only occur if the Bank’s credit quality exceeds expectations at the same time that target performance levels are attained. If target performance is attained but credit quality does not exceed expectations, these awards would be reduced to $49,500 and to $56,250 for Messrs. Blanchard and Brinson, respectively.

[5]	The maximum amounts shown reflect increases to potential awards under the AIP that only occur if the Bank’s credit quality exceeds expectations at the same time that “stretch” performance levels are attained. If performance is far beyond expectations but credit quality does not exceed expectations, these awards would be reduced to $99,000 and to $112,500 for Messrs. Blanchard and Brinson, respectively.

401(k) Plan
          Our named executive officers are entitled to all benefits generally made available to our employees, including the eligibility to participate in our 401(k) plan. Our 401(k) plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, referred to herein as the Code. In general, all of our employees, working at least 20 hours per week, and who are at least 21 years of age are eligible to participate on the first anniversary of the date they were hired. Our 401(k) plan includes a salary deferral arrangement pursuant to which the participants my contribute, subject to certain Code limitations, a minimum of 1% and a maximum of 80% of their salary on a pre-tax basis (up to $15,000 per year). We may make both matching and additional contributions, subject to certain Code limitations, at the discretion of our board of directors each year. A separate account is maintained for each participant in our 401(k) plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from our 401(k) plan may be made in the form of a lump-sum cash payment or in installment payments. We made the following matching contributions for each of our named executive officers in 2006: (i) $0 for Bradley J. Gregory; (ii) $0 for Patrick G. Blanchard; and (iii) $6,600 for Remer Y. Brinson, III.
Employment Agreement With Company’s Chief Executive Officer
          The Company has entered into an employment agreement with Patrick G. Blanchard, pursuant to which Mr. Blanchard serves as President and Chief Executive Officer of the Company and Vice Chairman of the Bank. The term of Mr. Blanchard’s employment agreement will expire on February 28, 2008.
          Mr. Blanchard’s employment agreement provides for an annual base salary of $120,000 per year, which may be increased at the discretion of the Board of Directors, and an annual incentive bonus of $12,000 (which may also be increased at the discretion of the Board) if the Bank meets specific performance goals. Mr. Blanchard’s annual salary for 2007 has been set at $175,000. Stock options are also provided under the employment agreement. On April 1, 1999, Mr. Blanchard was granted an option to purchase 25,562 shares of common stock at an exercise price of $3.91 per share (as adjusted for stock splits and stock dividends). The option is subject to a vesting schedule based principally on certain performance criteria of the Bank. The options vested as follows: approximately 25% vested on April 1, 1999, approximately 25% vested at the end of the calendar year when the Bank’s average assets exceeded $100 million (which was 2000), approximately 25% vested at the end of the calendar year when the Bank’s average assets exceeded $150 million (which was 2001), and approximately 25% vested at the end of the calendar year when the Bank’s average assets exceeded $200 million (which was 2002). As the Bank’s average assets exceeded $200 million at the end of 2002, all options under this agreement are presently exercisable. The stock options expires on the tenth anniversary of the date of grant. Mr. Blanchard is also provided with an automobile as well as other customary fringe benefits, such as insurance coverage, vacation and a country club membership.
          Under the employment agreement, in the event Mr. Blanchard’s employment is terminated in connection with or within three years after any “change of control” (as defined in the employment agreement) of the Company, other than for “cause” (as is also defined in the employment agreement), Mr. Blanchard is entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the year prior to the change in control plus an amount representing the “in-the-money” portion of any unexercised stock options (defined as the excess, if any, of the fair market value of the common stock underlying Mr. Blanchard’s stock options (if any) minus the option price) whether or not then exercisable, granted to Mr. Blanchard. Further, if Mr. Blanchard resigns within three years following a change in control of the Company (i) due to the reduction in the rate of his regular compensation to an amount below the rate of his regular compensation as in effect immediately prior to the change in control, or (ii) because he is required to relocate to a county other than Richmond (Augusta), Columbia or McDuffie County, Georgia, in which he was employed immediately prior to the change in control, or (iii) due to a reduction in his duties, title and/or responsibilities relative to those prior to the change in control, Mr. Blanchard will be entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the year prior to the change in control plus an amount representing the in-the-money portion of any unexercised stock options, whether or not then exercisable, granted to Mr. Blanchard. If Mr. Blanchard resigns for any other reason within three years following a change in control of the Company, Mr. Blanchard will be entitled to receive a lump sum cash amount equal to the annual compensation received by him for the year prior to the change in control, plus the in-the-money portion of any unexercised stock options, whether or not then exercisable. The preceding change in control provisions remain in effect for three years and automatically renew for a three-year period on each anniversary of the date of the employment agreement, unless Mr. Blanchard is otherwise notified to the contrary 30 days prior to such anniversary by the Company, in which case the provisions terminate two years from such anniversary.
          If a change in control payment triggering event had occurred on December 31, 2006, Mr. Blanchard would have been eligible to receive a severance payment of $674,692 or $839,692 (representing 100% or 200%, respectively, of his then-effective base salary, plus the in-the-money portion of any unexercised stock options, which was $509,692 as of December 31, 2006), depending on the specific circumstances of the triggering event.
          The employment agreement further provides that Mr. Blanchard’s employment is terminable for cause. If Mr. Blanchard’s employment is terminated without cause, as liquidated damages and in lieu of all claims, Mr. Blanchard is entitled to a continuation of his base salary and insurance benefits for a period of one year, or until Mr. Blanchard is employed in a full-time position, whichever occurs first. Mr. Blanchard’s employment agreement also contains non-compete and non-solicitation provisions, effective through the date of termination of employment and for a period of one year thereafter.
Severance Protection Agreements
          Messrs. Brinson and Gregory have entered into severance protection agreements with the Company pursuant to which they may receive severance payments if their employment with the Company is terminated under certain circumstances within three years after any change in control of the Company. The terms of the agreements are substantially similar.
          Pursuant to each agreement, if the executive is terminated by the Company during the three-year period immediately following a change in control for any reason other than: (1) gross negligence or willful misconduct; (2) conviction for any crime involving breach of trust or moral turpitude; (3) failure to follow the reasonable written instructions or policies of the Company; or (4) receipt by the Bank or the Company of any written notice from one of their respective regulators requiring such executive’s removal, then the Bank will pay such executive an amount equal to two times the rate of such executive’s annual base salary. Such compensation shall be paid in a lump sum within 30 days after such termination or on a monthly basis as specified in writing by such executive. Each executive is entitled to the same payment during the three-year period immediately following a change in control if he terminates his employment with the Company within 90 days following (1) a reduction in the executive’s compensation, (2) a requirement that the executive relocate to a county other than Columbia, McDuffie or Richmond, or (3) a reduction in such executive’s duties, title, and/or responsibilities.
          Additionally, if either executive terminates his employment within 90 days after a change in control occurring when any person or group acting in concert becomes an owner of shares of stock of the

Company representing an aggregate of 50% or more of the votes then entitled to be cast at an election of directors of the Company, the Bank shall pay such executive an amount equal to one and one-half times the rate of such executive’s annual base salary within 30 days of such termination. If either executive terminates his employment within 90 days after any other change in control event under his agreement, the Bank shall pay such executive an amount equal to such executive’s annual base salary within 30 days of such termination.
          If a severance payment triggering event had occurred on December 31, 2006, Mr. Brinson would have been eligible to receive a severance payment of $187,500, $281,250 or $375,000 (representing 100%, 150% and 200%, respectively, of his then-effective base salary), depending on the specific circumstances of the triggering event. If a severance payment triggering event had occurred on December 31, 2006, Mr. Gregory would have been eligible to receive a severance payment of $120,000, $180,000 or $240,000 (representing 100%, 150% and 200%, respectively, of his then-effective base salary), depending on the specific circumstances of the triggering event.
Incentive Plans
          For a discussion of the First Bank of Georgia Annual Incentive Plan for Messrs. Blanchard and Brinson, see “Compensation Discussion and Analysis – Non-Equity Annual Incentive Plans.”
Stock Option Plans
          Prior to the consummation of the reorganization of the Bank into a holding company structure, on February 12, 1997, the Board of Directors of the Bank adopted the 1997 Stock Option Plan (the “1997 Plan”) for eligible directors, officers, and key employees of the Bank. On April 28, 1997, the shareholders of the Bank, at the Bank’s Annual Meeting of Shareholders, duly approved and authorized the 1997 Plan. Pursuant to the plan of reorganization, the Company adopted the 1997 Plan and the shares of Bank common stock reserved for issuance under the 1997 Plan became shares of Company common stock. The 1997 Plan provides for the grant of both incentive and nonqualified stock options. The purpose of the 1997 Plan is to encourage and enable participating directors, officers and key employees to remain in the employ of, and to give a greater effort on behalf of, the Company and the Bank. The maximum number of shares which shall be reserved and made available for sale under the 1997 Plan is currently 345,000. Any shares subject to an option which for any reason expires or is terminated may again be subject to an option under the 1997 Plan. Under the 1997 Plan, options may be granted only to directors, officers, key employees and consultants or advisors of the Company and the Bank who are in a position to contribute significantly to the effective management and operation of the Company and the Bank. Only officers and employees of the Company and the Bank, however, are eligible to receive incentive stock options under the 1997 Plan. The 1997 Plan is administered by the Board of Directors and the Stock Option Committee. Members of the Committee are required to be “Non-Employee Directors” as such term is defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the 1997 Plan, the Board of Directors or the Committee has the authority to determine the individuals to whom options shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each option.
          On March 23, 2004, the Board of Directors of the Company adopted the Georgia-Carolina Bancshares, Inc. 2004 Incentive Plan (the “2004 Plan”) for directors, officers, key employees and consultants or advisors. On May 25, 2004, the shareholders of the Company adopted the 2004 Plan. The purpose of the 2004 Plan is to encourage participating directors, officers, key employees and consultants or advisors to increase their efforts to make the Company and its subsidiaries more successful, to provide them an additional inducement to continue to provide services to the Company, to reward them by providing an opportunity to acquire incentive awards on favorable terms and to provide a means through which the Company and its subsidiaries may attract people to enter employment or engagement with the Company. The 2004 Plan provides for the grant of (i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock; (v) performance units; and (vi) phantom stock (collectively, “Awards”).
          The 2004 Plan is administered by the Board of Directors and the Stock Option Committee of the Board of Directors of the Company. Subject to the provisions of the 2004 Plan, the Board has the authority to determine, among other things, the individuals to whom Awards shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each Award, and the form of the Award to be granted.

Outstanding Equity Awards at 2006 Fiscal Year-End
          The following table provides certain information concerning the outstanding equity awards for each named executive officer as of December 31, 2006. The number of options held as of December 31, 2006 includes options granted under the 2004 Plan and the 1997 Plan.

	Option Awards						Stock Awards
Equity
									Equity	Incentive
									Incentive	Plan
				Equity					Plan	Awards:
				Incentive					Awards:	Market or
				Plan			Number	Market	Number of	Payout
				Awards:			of Shares	Value of	Unearned	Value of
				Number of			or Units	Shares or	Shares,	Unearned
	Number of	Number of		Securities			of Stock	Units of	Units or	Shares,
	Securities	Securities		Underlying			That	Stock	Other	Units or
	Underlying	Underlying		Unexercised			Have	That Have	Rights That	Other Rights
	Unexercised	Unexercised		Unearned	Option	Option	Not	Not	Have Not	That Have
	Options (#)	Options (#)		Options	Exercise	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	Price ($)	Date	(#)	($)	(#)	($)

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

Patrick G. Blanchard	10,562	—		—	$ 3.91	4/1/09	—	—	—	—
	2,038	—		—	$ 3.66	10/4/09	—	—	—	—
	13,800	—		—	$ 3.33	12/20/10	—	—	—	—
	17,250	—		—	$ 3.51	1/16/12	—	—	—	—
	7,500	—		—	$ 6.82	12/18/12	—	—	—	—
	8,000	2,000	[1]	—	$14.30	12/17/13	—	—	—	—
	3,715.2	2,476.8	[2]	—	$16.40	1/25/15	—	—	—	—
	784.2	522.8	[2]		$16.40	1/25/15	—	—	—	—
	1,000	4,000	[3]	—	$15.00	3/31/16	—	—	—	—

Remer Y. Brinson, III	24,850	—		—	$ 3.66	10/4/09	—	—	—	—
	13,800	—		—	$ 3.33	12/20/10	—	—	—	—
	17,250	—		—	$ 3.51	1/16/12	—	—	—	—
	7,500	—		—	$ 6.82	12/18/12	—	—	—	—
	8,000	2,000	[1]	—	$14.30	12/17/13	—	—	—	—
	3,715.2	2,476.8	[2]		$16.40	1/25/15	—	—	—	—
	784.2	522.8	[2]	—	$16.40	1/25/15	—	—	—	—
	750	6,750	[3]	—	$15.00	3/31/2016	—	—	—	—

Bradley J. Gregory	300	2,700	[4]	—	$14.43	5/22/2016	—	—	—	—

James M. Thomas	—	—		—	—	—	—	—	—	—

1	Remaining options will vest on December 17, 2007

2	Remaining options vest in equal, one-half increments on each future January 25 until fully vested

3	Remaining options will vest in equal, one-quarter increments on each future March 31 until fully vested

4	Remaining options will vest as follows: options to purchase 300 shares will vest on each of May 22, 2007, May 22, 2008 and May 22, 2009; options to purchase 450 shares will vest on each of May 22, 2010, May 22, 2011, May 22, 2012 and May 22, 2013

Option Exercises and Stock Vested during Fiscal 2006
          The following table provides certain information concerning the option exercises for each named executive officer during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

(a)	(b)	(c)	(d)	(e)

Patrick G. Blanchard	6,500	$75,335	—	—

Remer Y. Brinson, III	—	—	—	—

Bradley J. Gregory	—	—	—	—

James M. Thomas	3,900	$25,239	—	—

Director Compensation Table
          The following table provides certain information concerning compensation for each director during the fiscal year ended December 31, 2006.

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name (1)	($)	($)[2]	($)	($)	Earnings	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Larry DeMeyers	$3,800	$5,236	—	—	—	—	$9,036

Phillip G. Farr	$5,400	$5,236	—	—	—	—	$10,636

Samuel A. Fowler, Jr	$7,900	$6,118	—	—	—	—	$14,018

Arthur J. Gay, Jr.	$7,300	$4,368	—	—	—	—	$11,668

Joseph D. Greene	$5,400	$4,368	—	—	—	—	$9,768

J. Randal Hall	$8,100	$5,236	—	—	—	—	$13,336

Hugh L. Hamilton, Jr.	$5,400	$3,500	—	—	—	—	$8,900

William G. Hatcher, Sr.	$800	$3,500	—	—	—	—	$4,300

George H. Inman	$1,800	$3,500	—	—	—	—	$5,300

David W. Joesbury, Sr.	$4,800	$5,236	—	—	—	—	$10,036

John W. Lee	$8,400	$3,500	—	—	—	—	$11,900

James L. Lemley, M.D.	$3,000	$3,500	—	—	—	—	$6,500

A. Montague Miller	$6,200	$6,118	—	—	—	—	$12,318

Julian W. Osbon	$2,700	$4,368	—	—	—	—	$7,068

Robert N. Wilson, Jr.	$7,000	$3,500	—	—	—	—	$10,500

Bennye M. Young	$3,700	$2,500	—	—	—	—	$6,200

(1)	Remer Y. Brinson, III and Patrick G. Blanchard, both of whom are members of our Board of Directors, have been omitted from this table since they receive no compensation for serving on our Board of Directors.

(2)	Based on the closing price of the Company’s common stock on the grant date.
Director Compensation
          Each director of the Company receives $200 for each Board meeting attended and $100 for each committee meeting attended. Each director of the Bank receives $200 for each Board meeting and for each loan committee meeting attended and $100 for each other committee meeting attended. In 2006, each outside director of the Company also received an annual retainer of 250 shares of the Company’s common stock. The Board Chairs of the Company and the Bank receive an additional 125 retainer shares while Committee Chairs receive an additional 62 retainer shares for their service.
          In June 2001, the Board of Directors adopted the Director Stock Purchase Plan (the “Plan”). The Plan provides that non-employee directors of the Company and the Bank may elect to purchase shares of the Company’s common stock in lieu of receiving cash for director fees earned in each calendar quarter. The purchase price for shares acquired under the Plan is $2.00 less than the closing market price of the Company’s common stock as reported on the Over-the-Counter Bulletin Board on the last day of each calendar quarter. A non-employee director may join the Plan at any time during the last seven days of each calendar quarter.
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
          The Bank extends loans from time to time to certain of the Company’s and the Bank’s directors, their associates and members of the immediate families of the directors and executive officers of the Company and the Bank. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.
          In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving all related-party transactions. Any financial transaction with any officer or director, or any immediate family member of any officer or director, not made in the ordinary course of business, would need to be approved by our Audit Committee prior to the Company entering into such transaction. On an ongoing basis, all potential related-party transactions are reported directly to the Chairman of our Audit Committee. To assist us in identifying any related-party transactions, each year we submit and require our directors and officers to complete questionnaires identifying any transactions with us in which the directors or officers, or their immediate family members, have an interest.
AUDIT COMMITTEE REPORT
          The Audit Committee has reviewed and discussed the Company’s 2006 audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2006 for filing with the SEC.
Respectfully submitted,
The Audit Committee
Phillip G. Farr
George H. Inman
Arthur J. Gay, Jr.
James L. Lemley, M.D.
Hugh L. Hamilton, Jr.
A. Montague Miller

COMPENSATION COMMITTEE REPORT
          Our Compensation Committee is responsible for: (i) setting our compensation philosophy and policies; (ii) review and approval of pay recommendations for our executive officers; and (iii) initiation of all compensation actions for our Chief Executive Officer. Our compensation committee operates pursuant to a written charter adopted by our Board of Directors.
          Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with our management. Based upon such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
The Compensation Committee
Samuel A. Fowler, Jr.
Joseph D. Greene
J. Randal Hall
George H. Inman
David W. Joesbury, Sr.
John W. Lee
A. Montague Miller

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information as of April 23, 2007 with respect to ownership of the outstanding common stock of the Company by (i) each director and Named Executive Officer of the Company, (ii) all directors and executive officers of the Company, as a group, and (iii) all persons known to the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock.

	Amount and Nature of	Percentage of
	Beneficial	Outstanding
Name of Beneficial Owner	Ownership(1)	Shares
Patrick G. Blanchard(2)	76,831	2.22%
Remer Y. Brinson, III(3)	77,649	2.24%
Larry DeMeyers	19,068	*
Phillip G. Farr	27,093	*
Samuel A. Fowler, Jr.(4)	43,134	1.27%
Arthur J. Gay, Jr.	20,694	*
Joseph D. Greene	53,383	1.58%
Bradley J. Gregory[5]	600	*
J. Randal Hall[6]	15,743	*
Hugh L. Hamilton, Jr.	51,437	1.52%
William G. Hatcher, Sr.	49,183	1.45%
George H. Inman(7)	50,147	1.48%
David W. Joesbury, Sr.(8)	49,301	1.46%
John W. Lee(9)	152,856	4.51%
James L. Lemley, M.D. (10)	62,755	1.85%
A. Montague Miller	39,474	1.17%
Julian W. Osbon	88,969	2.63%
Robert N. Wilson, Jr.(11)	48,354	1.43%
Bennye M. Young(12)	54,363	1.60%

All directors and executive officers as a group (19 persons)(13)	981,034	27.78%

*	Represents less than 1%.

(1)	“Beneficial ownership” includes shares for which an individual or entity, directly or indirectly, has or shares voting or investment power or both. All of the above listed persons and entities have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The ownership percentages are based upon 3,388,116 shares, except for certain parties who hold presently exercisable stock options to purchase shares. The ownership percentage for each party holding presently exercisable stock options is based upon the sum of 3,388,116 shares plus the number of shares held by such party subject to presently exercisable stock options, as indicated in the following notes.

(2)	Includes 65,649 shares subject to presently exercisable stock options.

(3)	Includes 77,399 shares subject to presently exercisable stock options and 250 shares held by Mr. Brinson’s wife as custodian for their minor children.

(4)	Includes 345 shares owned by Mr. Fowler’s wife as to which Mr. Fowler disclaims beneficial ownership. Also includes 1,725 shares held by Samuel A. Fowler, Jr., Attorney At Law, P.C., a professional corporation established and managed by Mr. Fowler.

(5)	Includes 600 shares subject to stock options which will be exercisable within 60 days of the date of this proxy statement.

(6)	Includes 13,800 shares held by an Individual Retirement Account
(7)	Includes 10,637 shares owned by Mr. Inman’s wife.

(8)	Includes 7,245 shares owned by Mr. Joesbury’s wife, with whom Mr. Joesbury shares voting and investment power.

(9)	Includes 136,825 shares held by Leeward Group, LLLP, a partnership for which Mr. Lee exercises sole voting and investment power, and 12,765 shares held in an Individual Retirement Account.

(10)	Includes 57,787 shares owned by the Patricia O. Lemley Trust of which Dr. Lemley is the trustee and 690 shares held by Dr. Lemley as custodian for his child.

(11)	Includes 3,017 shares held by Mr. Wilson as custodian for his children, for whom he exercises voting and investment power, and 9,667 shares held in an Individual Retirement Account.

(12)	Includes 5,864 shares held in trust for the benefit of Ms. Young’s children.

(13)	Includes 143,048 shares subject to presently exercisable options.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with, except as follows: Director Osbon belatedly filed two Form 4 Reports and Director Blanchard failed to report a disposition of the Company’s stock by filing a Form 4 and reported such disposition a Form 5 instead.
INDEPENDENT PUBLIC ACCOUNTANTS
          The Audit Committee has approved the selection of Cherry, Bekaert & Holland, L.L.P., which served as the Company’s independent public accountants for the year ended December 31, 2006, as the Company’s independent public accountants to audit the books of the Company for the current fiscal year, to report on the consolidated balance sheets and related statements of income, changes in shareholders’ equity and cash flows of the Company and to perform such other appropriate accounting services as may be required by the Company.
          Representatives of Cherry, Bekaert & Holland, L.L.P. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.
          Audit Fees. The aggregate fees billed for professional services rendered by Cherry, Bekaert & Holland, L.L.P. for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q were $52,600 for 2006 and $46,200 for 2005.
          Audit-Related Fees. The aggregate fees billed by Cherry, Bekaert & Holland, L.L.P. for audit-related services were $550 for 2006 and $1,750 for 2005. These fees related to compliance audits, consent procedures and other audit requirements.
          Tax Fees. The aggregate fees billed for professional services rendered by Cherry, Bekaert & Holland, L.L.P. for tax compliance, tax advice and tax planning were $4,500 for 2006 and $3,800 for 2005. These fees were incurred in connection with the preparation of the Company’s tax returns.

          All Other Fees. The aggregate fees billed for professional services rendered by Cherry, Bekaert & Holland, L.L.P. of this nature were $7,600 for 2006 and $14,700 for 2005. These fees relate to assistance in connection with regulatory filings and accounting and disclosure consultation.
          All services described above were pre-approved by the Audit Committee.
OTHER MATTERS
Annual Report to Shareholders and Report on Form 10-K
          Additional information concerning the Company, including financial statements, is provided in the Company’s 2006 Annual Report to Shareholders that accompanies this proxy statement. The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, is available to shareholders who make a written request therefor to Bradley J. Gregory, Chief Financial Officer, at the offices of the Company, 3527 Wheeler Road, Augusta, Georgia 30909. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request and payment of the Company’s expenses in furnishing such documents.
Other Business
          The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

APPENDIX A
GEORGIA-CAROLINA BANCSHARES, INC.
AUDIT COMMITTEE CHARTER
I. Purpose of the Audit Committee
          The purpose of the Audit Committee of Georgia-Carolina, Bancshares, Inc. (the “Company”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.
II. Composition of the Audit Committee
          The Audit Committee shall be comprised of at least three directors each of whom is (i) “independent” under the rules of the Nasdaq Stock Market, Inc., except as permitted by Nasdaq Rule 4350(d) and the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder, (ii) does not accept any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board, (iii) is not an “affiliate” of the Company or any subsidiary of the Company, as such term is defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and (iv) has not participated in the preparation of the financial statements of the Company or any subsidiary at any time during the past three years. Members shall be appointed either by a majority of independent directors or by a nominations committee composed solely of independent directors.
          All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and the Committee shall have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication.
III. Meetings of the Audit Committee
          The Audit Committee shall meet at least once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV. Responsibilities of the Audit Committee
To carry out its purpose, the Audit Committee shall have the following responsibilities:
(1)	with respect to the independent auditors,
(i)	to directly appoint, compensate, retain, oversee, evaluate, and terminate the independent auditors, who must report directly to the Audit Committee;

(ii)	to pre-approve all audit and non-audit services to be provided by the independent auditors; in this regard, the Audit Committee may, in its discretion, (A) delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting, and (B) pre-approve services using pre-approval policies and procedures, provided that (1) such policies and procedures are detailed as to the particular services to be provided, (2) the Audit Committee is informed about each such particular service, and (3) such policies and procedures do not result in the delegation of the Audit Committee’s authority to management;

(iii)	to ensure that the independent auditors shall submit to the Audit Committee annually a formal written statement (the “Auditors’ Statement”) describing all relationships between the independent auditors and the Company, consistent with Independence Standards Board No. 1.;

(iv)	to discuss with the independent auditors any relationships or services disclosed in the Auditors’ Statement that may impact the quality of audit services or the objectivity and independence of the Company’s independent auditors;

(v)	to actively engage in dialogue with the independent auditors with respect to any disclosed relationship or services that may impact the independence of the auditors;

(vi)	to obtain from the independent auditors in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences;

(vii)	to obtain from the independent auditors annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-QSB or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service;

(viii)	to discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner; and

(ix)	to review and approve all related party transactions of the Company;
(2)	with respect to financial reporting principles and policies and internal audit controls and procedures,
(i)	to discuss with the independent auditors the matters required to be disclosed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as it may be modified or supplemented;

(ii)	to meet with management, the independent auditors and, if appropriate, the director of the internal audit department:
•	to discuss the scope and results of the annual audit;

•	to discuss the annual audited financial statements and quarterly financial statements;

•	to discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditors, relating to the Company’s financial statements;

•	to discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management; and

•	to discuss any management or internal control letter issued, or proposed to be issued, by the independent auditors to the Company;
(iii)	to inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weakness in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

(iv)	to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; and

(v)	to establish hiring policies for employees or former employees of the independent auditors;
(3)	with respect to reporting and recommendations,
(i)	to prepare any report or other disclosures or any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Company’s annual report;

(ii)	to review and reassess the adequacy of this Charter at least annually and recommend any changes to the full Board of Directors; and

(iii)	to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.
V. Resources and Authority of the Audit Committee
          The Audit Committee shall have the authority appropriate to discharge its duties and responsibilities, including the authority to select, engage, retain, terminate, and approve the fees and other retention terms of special or independent counsel and other advisors, as it deems necessary or appropriate to carry out its duties.
          The Audit Committee shall have the appropriate funding, as determined by the Audit Committee for payment of (i) compensation to the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; (ii)

compensation to any independent counsel or advisers employed by the Audit Committee as it deems necessary; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

APPENDIX B
GEORGIA-CAROLINA BANCSHARES, INC.
COMPENSATION COMMITTEE CHARTER
          I. Purpose
          The primary purposes of the Compensation Committee of the Board of Directors are: (i) to assist the Board in discharging its responsibilities with respect to the Company’s compensation programs and compensation of the Company’s executive officers; (ii) to review the annual Compensation Discussion and Analysis (“CD&A”) disclosure, and produce a report of the Compensation Committee on executive compensation, for inclusion in the Company’s annual proxy statement; (iii) to provide recommendations regarding management successors; and (iv) to administer the Company’s equity and nonequity incentive plans.
          II. Organization
          The Compensation Committee shall consist of two or more directors, each of whom shall satisfy the applicable independence requirements of The Nasdaq Stock Market and any other regulatory requirements. The Committee may form and delegate authority to subcommittees when appropriate.
          Committee members shall be elected by resolution of the Board and shall serve until their successors shall be duly elected and qualified. The Committee’s chairperson shall be designated by the full Board if it elects to do so. Alternatively, if the Board does not designate a chairperson, the Committee members shall elect a chairperson by vote of a majority of the full Committee.
          The Committee’s chairperson shall (i) chair and set the agendas for all meetings of the Committee; (ii) coordinate the evaluation of the performance of the Chief Executive Officer; and (iii) perform other activities as requested by the other directors or as circumstances dictate.
          III. Structure and Meetings
          The chairperson of the Compensation Committee will preside at each Committee meeting and, in consultation with the other Committee members, shall set the frequency of meetings and the agenda for each meeting. The chairperson will ensure that the agenda for each meeting is circulated in advance of the applicable meeting. The Committee shall meet at least one time annually, and shall maintain minutes and records of the meetings and activities of the Committee.
          The Compensation Committee may invite to its meetings any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Compensation Committee may meet with or without Company personnel present, and in all cases officers shall not be present at meetings at which their performance or compensation is being discussed or determined.
          The Committee shall inform the Board of the actions taken or issues discussed at its meetings at the next meeting of the full Board following a committee meeting.
          IV. Duties and Responsibilities
          The Compensation Committee shall have the power and authority of the Board to perform and shall perform the following duties and responsibilities:
1.	establish and review the overall executive compensation philosophy of the Company;

2.	review and approve Company goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, including annual performance objectives;

3.	on an annual basis, review the compensation and performance of the Company’s officers, review and approve corporate goals relevant to the compensation of the Chief Executive Officer and other executive officers, evaluate the Chief Executive Officer’s performance in light of these goals and objectives, evaluate the performance of the Company’s senior executive officers, and based on such evaluation, approve the annual compensation of the Chief Executive Officer and other executive officers, including the annual salary, bonus, stock options, other incentive awards and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers;

4.	review the annual CD&A and produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with all applicable rules and regulations;

5.	as requested by the Board, make recommendations to the Board with respect to the approval of incentive compensation plans and equity-based incentive plans, and administer such plans by (i) establishing policies and criteria for the granting of awards to the Company’s officers and other employees, and (ii) reviewing and approving the grants of awards to the executive officers in accordance with such policies and criteria;

6.	periodically review the policies and criteria for the administration of all executive compensation programs, the operations of the compensation programs and whether they are achieving their intended purposes;

7.	monitor compliance by executives with the terms and conditions of the Company’s executive compensation plans and programs:

8.	establish and periodically review policies in the area of senior management perquisites;

9.	review Board of Director compensation levels and practices periodically, and recommend to the Board, from time to time, changes in such compensation levels and practices (including retainers, committee fees, stock options and other similar items as appropriate);

10.	review and approve plans and processes for management development and succession;

11.	periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval; and

12.	perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems appropriate.
          V. Performance Evaluation
          As requested by the Board of Directors, the Compensation Committee shall engage independent third-parties to conduct performance evaluations of the Compensation Committee and shall present such performance evaluations to the Board.
          VI. Committee Resources
          The Compensation Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting, consulting and other advisors. The Committee shall determine the extent of funding necessary for the payment of fees to any consultant retained to advise the Committee.
          The Committee shall have sole authority to retain and terminate any compensation consultant used to assist in the development and/or analysis of the Company’s compensation philosophy, or the evaluation of a director, the Chief Executive Officer or other senior executive and shall have sole authority to approve such firm’s fees and other retention terms.
          VII. Disclosure of Charter
          This Charter will be made available on the Company’s website.

GEORGIA-CAROLINA BANCSHARES, INC.
REVOCABLE PROXY
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS.
The undersigned hereby appoints Samuel A. Fowler, Jr. and Phillip G. Farr, and each of them, with full power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Georgia-Carolina Bancshares, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Shareholders of the Company to be held at 4:00 p.m. on Monday, May 21, 2007, at 3527 Wheeler Road, Augusta, Georgia 30909, or at any adjournments or postponements thereof upon the following:
1.	To elect the following six Class I directors to serve for a term of three years, expiring at the 2010 Annual Meeting of the Shareholders, and until their successors are elected and qualified:

Phillip G. Farr, Samuel A. Fowler, Jr., Arthur J. (Sonny) Gay, Jr., Joseph D. Greene, Hugh L. Hamilton, Jr. and Remer Y. Brinson, III

☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

Instructions:	To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT”
and mark through that nominee’s name.
2.	To transact such other business as may lawfully come before the Annual Meeting or any adjournments or postponements thereof.
          THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ABOVE NOMINEES, AND UNLESS
INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXY WILL BE SO VOTED.
      IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED
BY THOSE NAMED HEREIN AS DETERMINED BY THE BOARD OF DIRECTORS OF THE COMPANY.

Please date and sign this Proxy exactly as name(s) appears on the mailing label.

Stockholder sign above

Co-holder (if any) sign above

Print Name(s):

NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

Dated:

I plan to attend the Annual Meeting: Yes                     No